Exhibit 99.1                                     For Further Information Contact
                                                  Harry J. Cynkus (404) 888-2922



         ROLLINS, INC. FILES FORM 10-K FOR YEAR ENDED DECEMBER 31, 2003
          Final Results Reflect Increase in Provision for Income Taxes

ATLANTA, GEORGIA, March 16, 2004: Rollins, Inc., a nationwide consumer services company (NYSE:ROL), today announced that it filed Form 10-K for the year ended December 31, 2003 with the Securities and Exchange Commission on March 15, 2004.

On February 17, 2004, the Company released preliminary unaudited results for the year ended December 31, 2003 of income before income taxes of $60.0 million and net income of $36.9 ($0.80 per diluted share). The Company's final results of net income of $35.8 ($0 .77 per diluted share) reflect an increase in the provision for income taxes of approximately $1.1 million for "true up" adjustments to the income tax accounts. There was no change to the previously reported income before income taxes of $60.0 million.

Rollins, Inc. is one of the nation's largest consumer services companies. Through its wholly owned subsidiary, Orkin, Inc., the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.6 million customers in the United States, Canada and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS The above release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company's pest and termite process reforms and pest control selling and treatment methods; the Company's ability to identify potential acquisitions; climate and weather trends; competitive factors and pricing practices; the cost reduction benefits of the corporate restructuring may not be as great as expected or eliminated positions may have to be reinstated in the future; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.